UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  1/16/2015

Commission file number: 000-54046

GREENPLEX SERVICES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0856924
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

2525 East 29th Ave.

Suite. 10-B

Spokane, WA 99223

(Address of principal executive offices)

(208) 591-32810

(Registrant’s telephone number)

_____________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

ITEM 1.01  Entry into a Material Definitive Agreement

New Agreement with C.S. Analytics, LLC.

On January 16, 2015 GreenPlex Services, Inc. ("GreenPlex") executed an Agreement with C.S. Analytics LLC ("CSA").  Previously, Greenplex and CSA had executed an Option to Enter Into a Joint Venture agreement dated March 24, 2014.  Under the terms of the option agreement, GreenPlex had the option to enter into a 50/50 joint venture with CSA upon payment of $1,500,000 for the formation of the proposed joint venture.  The Option to Enter Into a Joint Ventures was superseded by a new agreement between GreenPlex and CSA.  Pursuant to the new agreement, the $300,000 advanced to CSA as a non-refundable deposit and a note in the amount of $20,000 plus accrued interest was converted to a 25% ownership interest in the operating laboratory located in Pullman, WA.  The laboratory located in Pullman, WA has received a license from the Washington State Liquor Control Board and is currently operating and testing cannabis and cannabis related products for growers and processor in the state of Washington.

The new contract provides an option to GreenPlex to purchase an additional 25% in the Pullman laboratory for $300,000 for a period of 45 days.  Furthermore, pursuant to the new agreement, CSA and GreenPlex agree to continue to work cooperatively and fund future laboratories on a case-by-case or state-by-state basis.  CSA is based in Temecula, California, and is the only ISO/IEC 17925-2005 accredited cannabinoid profiling laboratory in the United States.  CSA is accredited in accordance with the recognized International Standard ISO/IEC 17025-2005 and this accreditation demonstrates technical competence for a defined scope and operation of a laboratory quality management system.

ITEM 9.01 Financial Statements and Exhibits

 (c) Exhibits:

Exhibit No.	Description
10.1	Agreement with C.S. Analytics, LLC dated January 16, 2014

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenplex Services, Inc. (Registrant)

Date: January 23, 2014 By: /s/ Victor T. Foia Victor T. Foia President and CEO

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